                                                                   Exhibit 99.01

WATERCHEF ANNOUNCES AGREEMENT WITH UNITED NATIONS NGO

GLEN HEAD, NY--(BUSINESS WIRE)--Sept. 20, 2004--David A. Conway, President and
Chief Executive Officer, WaterChef, Inc. (OTCBB: WTER) announced today that
WaterChef has entered into an agreement with International Multiracial Shared
Cultural Organization (IMSCO), 4 Park Avenue, New York, a global financial consulting group representing developing business cultures. IMSCO has been working in a Specialized status under a mandate from the Economic and Social
Council of the United Nations. The agreement establishes a working relationship for WaterChef and IMSCO to cooperatively market and develop the funding for pure water projects that will use the Company's PureSafe Water Station products.

IMSCO is a unique global financial management consultancy NGO representing developing business cultures. IMSCO Chairman, Frank Weston, believes that in
"supplying needed services, providing training, and linking natural trading partners, who share respect, technologies and resources through its Global
Co-Development Plan badly needed PureSafe Water Stations can be provided to underserved communities worldwide, and thus advance humanity as a whole in a win-win social and economic growth scenario."

IMSCO, mandated to operate in over 191 countries to assist development at all levels, will receive compensation for the life of all successful projects undertaken as a result of this agreement. This financial contribution will help fund IMSCO's ongoing activities to foster private business and trade at the community level in cooperating emerging economies.

The PureSafe Water Station is a self-contained, six-stage water purification system that produces up to 15,000 gallons of clean, healthy water a day from any source. The PureSafe destroys all living pathogens and handles a broad range of organic and inorganic water contaminants, producing pure water for less than half a penny per gallon. In addition to the core version of the PureSafe Water
Station, WaterChef also markets versions of the PureSafe that provide up to
125,000 gallons per day, and units for ocean water desalination, heavy metals removal and the remediation of arsenic contaminated water.

WaterChef, Inc. (OTCBB: WTER) has been in business since 1993 and designs and markets the PureSafe family of products. The Company is headquartered in Glen
Head, New York and manufactures the PureSafe in Bohemia, New York. To learn more about the Company and its products, please visit our website
HTTP://WWW.WATERCHEF.NET.

From time to time, information provided by the Company (including but not limited to this release), statements made by its employees or information included in its filings with the Securities and Exchange Commission may contain statements, which are so-called "forward -looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the
Securities Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. With respect to such forward-looking statements, we claim protection under the Private Securities Litigation Reform Act of 1995. The
Company's results may differ significantly from those stated in any forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including, but not limited to, product demand, pricing, market acceptance, litigation, risks in product and technology development and other risk factors detailed from time to time in the Company's Securities and
Exchange Commission reports including, without limitation, its Form 1-KSB and
Forms 10-QSB.

 WaterChef, Inc.
 David Conway
 Voice: (516) 656-0059
 Fax:   (516) 656-9095
 E-Mail: Info@waterchef.net
 Web Site:  WWW@WATERCHEF.NET